EXHIBIT 99

For release: November 28, 2005

Contact: Gerald Coggin, Sr. V.P. Corporate Relations

Phone: (615) 890-2020

NHC receives notice from AMEX

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), one of the nation's oldest long-term health care companies, said that on Nov. 22, it received a notice from the American Stock Exchange that NHC is not in compliance with Section 301 of the AMEX Company Guide, which states that listed companies are not permitted to issue or authorize their transfer agent or registrar to issue or register additional securities without notification from the AMEX that the securities had been approved for listing.

On Nov. 17, NHC filed an Additional Listing Application with AMEX for 1,750,000 shares. These additional shares, when approved, will bring the company into compliance with Section 301.

Earlier this year NHC issued approximately 100,000 additional common shares as a result of the purchases pursuant to the Employee Stock Purchase and Physician's Stock Purchase Plans, as well as a non-qualified stock option plan.

NHC provides services to 74 long-term health care centers with 9,177 beds. NHC also operates 31 homecare programs, six independent living centers and assisted living centers at 22 locations. NHC's other services include managed care specialty medical units, Alzheimer's units, hospice and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investor must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHC's best judgment as of the date of this release.